Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2019 First Quarter Results

•	Revenue and earnings grow as core markets recover

•	Net income of $2.3 million, $0.24 per share, vs. $0.9 million, or $0.10 per share, in prior year

•	Orders were $22 million, backlog remains strong at $115 million

•	Increasing fiscal 2019 revenue expectations to $95 million to $105 million

BATAVIA, NY, August 3, 2018 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its first quarter ended June 30, 2018 (“fiscal 2019”).

Net sales in the first quarter of fiscal 2019 grew 42% to $29.6 million from $20.9 million in the first quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). Net income in the fiscal 2019 first quarter was $2.3 million, or $0.24 per diluted share compared with $0.9 million, or $0.10 per diluted share, in the prior-year first quarter. Fiscal 2019 first quarter revenue and earnings per share benefited by $3.0 million and $0.01, respectively, upon the required adoption of a new revenue recognition accounting standard.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Global energy and petrochemical markets showed signs of improvement during the second half of our fiscal 2018, resulting in robust backlog entering fiscal 2019. We believe that we are off to a solid start. Excluding the favorable impact of our adoption of a new revenue recognition standard, our revenue grew 27% over the prior-year first quarter. Our team executed well, resulting in strong bottom line growth.”

He continued, “While we are projecting strong organic growth, we remain active in our search for and evaluation of appropriate opportunities to utilize our excess cash for an acquisition to complement it. We continue to be disciplined in applying our criteria for the right opportunity.”

First Quarter Fiscal 2019 Sales Summary

See accompanying financial tables for a breakdown of sales by industry and region)

Sales grew $8.7 million, of which $3.0 million related to the impact from the adoption of a required new revenue recognition accounting standard. Sales to the refining market were$19.8 million, compared with $3.6 million in the fiscal 2018 first quarter. The significant increase was driven by a large refining project in Canada, offset by lower sales to all of the Company’s other markets.

From a geographic perspective, U.S. sales represented 46% of consolidated sales in the fiscal 2019 first quarter compared with 71% in the first quarter of fiscal 2018. International sales represented 54% of consolidated sales in the fiscal 2019 quarter, compared with 29% in the prior-year comparable period. The change was primarily due to the large refining project in Canada discussed above.

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Jeffrey Glajch, Graham’s Chief Financial Officer, noted, “We adopted a new accounting standard, ‘Revenue from Contracts with Customers,’ applying the modified retrospective approach on April 1, 2018. The standard established new guidelines that impacted some of our larger projects that were in progress as of April 1, 2018. As a result, we recognized approximately $3 million of additional revenue. The net income impact of implementation during the first quarter of fiscal 2019 was small, at $140,000, or about $0.01 per share.”

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

First Quarter Fiscal 2019 Operating Performance Review

($ in millions except per share data)	Q1 FY19	Q1 FY18	Change
Net sales	$29.6	$20.9	$8.7
Gross profit	$7.1	$4.8	$2.3
Gross margin	24.2%	22.9%
Operating profit	$2.5	$1.1	$1.4
Operating margin	8.6%	5.1%
Net income	$2.3	$0.9	$1.4
Diluted EPS	$0.24	$0.10	$0.14

The increase in net income and diluted EPS during the first quarter compared with the prior-year quarter was primarily driven by the increase in sales to the refining market, the resulting higher gross profit, and a more favorable income tax rate, partially offset by an increase in SG&A expenses.

First quarter fiscal 2019 gross profit and margin benefited from higher sales as well as absorption of overhead costs.

Selling, general and administrative (“SG&A”) expenses of $4.6 million increased $0.9 million compared with the prior-year period. The increase was primarily due to higher compensation costs for new personnel to support ongoing anticipated market expansion, higher sales-related costs, and higher performance-based compensation. SG&A as a percent of sales improved to 16% in the first quarter of fiscal 2019 compared with 18% in the same prior-year period.

During the first quarter of fiscal 2019, Graham had an effective tax rate of 23% compared with 30% in the first quarter of fiscal 2018. The lower rate resulted from the change in U.S. federal tax rates under the Tax Cuts and Jobs Act.

EBITDA

($ in millions)	Q1 FY19	Q1 FY18	Change
EBITDA	$3.3	$1.7	$1.6
EBITDA margin	11.1%	8.3%

EBITDA (defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization) during the fiscal 2019 first quarter benefited from the higher gross profit, partially offset by the increased SG&A expense, both as discussed above.

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, EBITDA and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as a reconciliation of net income to EBITDA.

Available Capital Provides Financial Flexibility

Cash, cash equivalents and investments at June 30, 2018 were $75.3 million, down $1.2 million from March 31, 2018. The decrease resulted primarily from timing of changes in working capital.

Cash provided by operations in the first quarter of fiscal 2019 was nominal, compared with$2.9 million in the prior-year quarter. The decrease was primarily attributable to timing of changes in working capital, net of higher net income.

Capital expenditures were $0.2 million in the first quarter of fiscal 2019 compared with$0.1 million in the first quarter of fiscal 2018. The Company continues to expect capital expenditures for fiscal 2019 to be between $2 million and $2.5 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $0.9 million in the first quarters of both fiscal 2019 and 2018.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at June 30, 2018.

Orders and Backlog Support Growth

Total orders were $22.0 million in the first quarter of fiscal 2019, a strong improvement from the market trough level of $11.1 million in the prior-year first quarter. The increase was driven primarily by the chemical/petrochemical and refining industries in North America. In the fiscal 2019 first quarter, orders from U.S. customers were $19.5 million, or 89% of total orders, and orders from international markets were $2.5 million, or 11%. This compares with 77% from the U.S. and 23% from international markets in the first quarter of fiscal 2018.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Backlog at the end of the first quarter of fiscal 2019 was $114.9 million, down slightly from the record level $117.9 at the end of the trailing quarter, and up from $72.9 million at the end of the prior-year quarter.

The Company continues to believe that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at June 30, 2018 was approximately:

•	56% for U.S. Navy projects

•	21% for refinery projects

•	11% for chemical/petrochemical projects

•	7% for power projects, including nuclear

•	5% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 55% to 60%

•	Within 12 to 24 months: 20% to 25%

•	Beyond 24 months: 15% to 25%

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Increasing FY 2019 Revenue Guidance

Graham is updating its fiscal 2019 guidance, as follows:

•	Revenue anticipated to be between $95 million and $105 million (previously estimated between $90 million to $95 million)

•	Gross margin expected to be between 24% and 26%

•	SG&A expense expected to be between $18 and $18.75 million

•	Effective tax rate anticipated to be between 20% and 22%

Mr. Lines concluded, “Our order activity during the quarter, particularly in the chemical/petrochemical market, gave us reason to increase our revenue outlook for fiscal 2019. We now expect revenue growth between 23% and 35% over our cycle trough in fiscal 2018. Additionally, we continue to build a strong pipeline of bids. Even though order timing remains unpredictable, we are encouraged as fiscal 2019 progresses and as we begin to look towards fiscal 2020.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the first quarter of fiscal 2019, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Friday, August 10, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13680957. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

First Quarter Fiscal 2019

Consolidated Statements of Income – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended June 30,
	2018	2017	% Change
Net sales	$29,551	$20,851	42%
Cost of products sold	22,409	16,073	39%

Gross profit	7,142	4,778	49%
Gross margin	24.2%	22.9%

Other expenses and income:
Selling, general and administrative	4,551	3,654	25%
Selling, general and administrative – amortization	59	58	2%

Operating profit	2,532	1,066	138%

Operating margin	8.6%	5.1%

Other income	(206)	(119)	73%
Interest income	(289)	(151)	91%
Interest expense	2	3	(33%)

Income before provision for income taxes	3,025	1,333	127%
Provision for income taxes	702	398	76%

Net income	$2,323	$935	148%

Per share data:
Basic:
Net income	$0.24	$0.10	140%

Diluted:
Net income	$0.24	$0.10	140%

Weighted average common shares outstanding:
Basic	9,790	9,748
Diluted	9,804	9,758

Dividends declared per share	$0.09	$0.09

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

First Quarter Fiscal 2019

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2018	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,677	$40,456
Investments	58,611	36,023
Trade accounts receivable, net of allowances ($307 and $339 at June 30 and March 31, 2018, respectively)	12,698	17,026
Unbilled revenue	11,844	8,079
Inventories	19,323	11,566
Prepaid expenses and other current assets	1,342	772
Income taxes receivable	993	1,478

Total current assets	121,488	115,400
Property, plant and equipment, net	16,722	17,052
Prepaid pension asset	4,657	4,369
Goodwill	1,222	1,222
Permits	1,700	1,700
Other intangible assets, net	3,343	3,388
Other assets	221	202

Total assets	$149,353	$143,333

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$69	$88
Accounts payable	8,296	16,151
Accrued compensation	5,001	4,958
Accrued expenses and other current liabilities	3,469	2,885
Customer deposits	25,867	13,213

Total current liabilities	42,702	37,295
Capital lease obligations	47	55
Deferred income tax liability	1,417	1,427
Accrued pension liability	589	565
Accrued postretirement benefits	646	642

Total liabilities	45,401	39,984

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,638 and 10,579 shares issued and 9,825 and 9,772 shares outstanding at June 30 and March 31, 2018, respectively	1,064	1,058
Capital in excess of par value	24,182	23,826
Retained earnings	99,427	99,011
Accumulated other comprehensive loss	(8,279)	(8,250)
Treasury stock (813 and 807 shares at June 30 and March 31, 2018, respectively)	(12,442)	(12,296)

Total stockholders’ equity	103,952	103,349

Total liabilities and stockholders’ equity	$149,353	$143,333

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

First Quarter Fiscal 2019

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2018	2017
Operating activities:
Net income	$2,323	$935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	490	497
Amortization	59	58
Amortization of unrecognized prior service cost and actuarial losses	219	263
Stock-based compensation expense	260	(67)
Loss on disposal or sale of property, plant and equipment	31	—
Deferred income taxes	201	185
(Increase) decrease in operating assets:
Accounts receivable	5,543	276
Unbilled revenue	(6,539)	4,394
Inventories	5,150	1,338
Prepaid expenses and other current and non-current assets	(451)	(334)
Income taxes receivable	485	72
Prepaid pension asset	(288)	(239)
Increase (decrease) in operating liabilities:
Accounts payable	(7,122)	(3,170)
Accrued compensation, accrued expenses and other current and non-current liabilities	322	(1,462)
Customer deposits	(643)	101
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	28	29

Net cash provided by operating activities	68	2,876

Investing activities:
Purchase of property, plant and equipment	(163)	(117)
Purchase of investments	(55,611)	(25,000)
Redemption of investments at maturity	33,023	9,000

Net cash used by investing activities	(22,751)	(16,117)

Financing activities:
Principal repayments on capital lease obligations	(26)	(24)
Issuance of common stock	102	—
Dividends paid	(885)	(879)
Purchase of treasury stock	(146)	(119)

Net cash used by financing activities	(955)	(1,022)

Effect of exchange rate changes on cash	(141)	49

Net decrease in cash and cash equivalents	(23,779)	(14,214)
Cash and cash equivalents at beginning of year	40,456	39,474

Cash and cash equivalents at end of period	$16,677	$25,260

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

First Quarter Fiscal 2019

EBITDA Reconciliation – Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2018	2017
Net income	$2,323	$935
+ Net interest income	(287)	(148)
+ Income taxes	702	398
+ Depreciation & amortization	549	555

EBITDA	$3,287	$1,740

EBITDA margin %	11.1%	8.3%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization. EBITDA margin is EBITDA divided by sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA and EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA and EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, EBITDA and EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

Fourth Quarter Fiscal 2019

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q118 Total	Q218 Total	Q318 Total	Q418 Total	FY2018 Total	Q119 Total
Orders	$11.1	$17.1	$40.5	$43.5	$112.2	$22.0
Backlog	$72.9	$73.0	$96.2	$117.9	$117.9	$114.9

SALES BY INDUSTRY FY 2019

($ in millions)

FY 2019	Q1 6/30/18	% of Total
Refining	$19.8	67%
Chemical/ Petrochemical	$3.0	10%
Power	$3.1	10%
Other Commercial, Industrial and Defense	$3.7	13%
Total	$29.6

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total	Q3 12/31/17	% of Total	Q4 3/31/18	% of Total	FY2018	% of Total
Refining	$3.6	18%	$4.7	28%	$5.4	31%	$7.9	35%	$21.6	28%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%	$4.2	24%	$3.6	16%	$20.7	27%
Power	$4.0	19%	$1.9	11%	$1.7	10%	$3.2	14%	$10.8	14%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%	$6.0	35%	$7.4	35%	$24.4	32%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

-MORE-

Graham Corporation Reports Fiscal 2019 First Quarter Results

August 3, 2018

Graham Corporation

Fourth Quarter Fiscal 2019

Additional Information – Unaudited

(Continued)

SALES BY REGION FY 2019

($ in millions)

FY 2019	Q1 6/30/18	% of Total
United States	$13.5	46%
Middle East	$0.4	1%
Asia	$2.7	9%
Other	$13.0	44%
Total	$29.6

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total	Q3 12/31/17	% of Total	Q4 3/31/18	% of Total	FY2018	% of Total
United States	$14.8	71%	$11.1	65%	$11.3	65%	$14.7	66%	$51.9	67%
Middle East	$0.9	4%	$1.0	6%	$1.0	6%	$0.9	4%	$3.8	5%
Asia	$3.4	16%	$2.6	15%	$2.3	13%	$1.9	9%	$10.2	13%
Other	$1.8	9%	$2.5	14%	$2.7	16%	$4.6	21%	$11.6	15%
Total	$20.9		$17.2		$17.3		$22.1		$77.5

-END-